Exhibit 5.1
Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
300 Convent Street, Suite 2200
San Antonio, TX 78205-3792
www.fulbright.com
telephone:     (210) 224-5575
facsimile:     (210) 270-7205
December 7, 2005
Clear Channel Outdoor Holdings, Inc.
200 East Basse Road
San Antonio, TX 78209

Re:	Registration Statement on Form S-8
Ladies and Gentleman:
     We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Clear Channel Outdoor Holdings, Inc., a Delaware corporation (the “Company”), relating to 42,000,000 shares of the Company’s Class A common stock, $.01 par value (the “Common Stock”), issuable pursuant to the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan (the “Plan”).
     As counsel to the Company, we have examined such corporate records, other documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion and, upon the basis of such examinations, advise you that in our opinion the 42,000,000 shares of Class A common stock issuable pursuant to the Plan have been duly and validly authorized and, subject to the issuance of such shares and payment therefor in accordance with the Plan, such shares will be validly issued, fully paid and non-assessable.
     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,
/s/ Fulbright & Jaworski L.L.P.
Fulbright & Jaworski L.L.P.